                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 6
                                       TO
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            THE FORTRESS GROUP, INC.

                                (NAME OF ISSUER)
                     Common Stock, par value $0.01 per share

                         (TITLE OF CLASS OF SECURITIES)
                                    34956K108
                                 (CUSIP NUMBER)

                              Klaus P. Kretschmann
                           Prometheus Homebuilders LLC
                      LF Strategic Realty Investors II L.P.
                      LFSRI II Alternative Partnership L.P.
                   LFSRI II-CADIM Alternative Partnership L.P.
                        30 Rockefeller Plaza, 63rd Floor
                               New York, NY 10020
                                 (212) 632-6000

                                 with a copy to:

                            R. Ronald Hopkinson, Esq.
                                Latham & Watkins
                                885 Third Avenue
                            New York, New York 10022
                                 (212) 906-1200
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  June 3, 1999
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                            SCHEDULE 13D
CUSIP No. 34956K108                                                                                                      PAGE 2 OF 8
---------- -------------------------------------------------------------------------------------------------------------------------
    1
           NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Prometheus Homebuilders LLC
---------- -------------------------------------------------------------------------------------------------------------------------
    2
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                                  (a)
                                                                                                                             (b) [X]
---------- -------------------------------------------------------------------------------------------------------------------------
    3
           SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------------------
    4
           SOURCE OF FUNDS
           AF (See Item 3)
---------- -------------------------------------------------------------------------------------------------------------------------
    5
           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                                                            [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
    6
           CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- -------------------------------------------------------------------------------------------------------------------------
                                        7
                                                 SOLE VOTING POWER
            NUMBER OF
                                                 5,648,845(1)
                                   ------------- -----------------------------------------------------------------------------------
             SHARES                     8
          BENEFICIALLY                           SHARED VOTING POWER
            OWNED BY
                                                 None
                                   ------------- -----------------------------------------------------------------------------------
              EACH                      9
            REPORTING                            SOLE DISPOSITIVE POWER
             PERSON
                                                 5,648,845(1)
                                   ------------- -----------------------------------------------------------------------------------
              WITH                      10
                                                 SHARED DISPOSITIVE POWER

                                                 None
---------------------------------- ------------- -----------------------------------------------------------------------------------
   11
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,648,845(1)
---------- -------------------------------------------------------------------------------------------------------------------------
   12
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                [X]
---------- -------------------------------------------------------------------------------------------------------------------------
   13
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           33.5%
---------- -------------------------------------------------------------------------------------------------------------------------
   14
           TYPE OF REPORTING PERSON*

           OO (limited liability company)
---------- -------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------
(1) Including 4,750,000 shares of Common Stock receivable upon conversion of certain preferred stock (See Item 5).

                                                            SCHEDULE 13D
CUSIP No. 34956K108                                                                                                      PAGE 3 OF 8
----------- ------------------------------------------------------------------------------------------------------------------------
    1
            NAME OF REPORTING PERSON
            SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            LF Strategic Realty Investors II L.P.
----------- ------------------------------------------------------------------------------------------------------------------------
    2
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                                  (a)
                                                                                                                              (b)[X]

----------- ------------------------------------------------------------------------------------------------------------------------
    3
            SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------------
    4
            SOURCE OF FUNDS
            AF (See Item 3)
----------- ------------------------------------------------------------------------------------------------------------------------
    5
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

            PURSUANT TO ITEMS 2(d) or 2(e)                                                                                       [ ]
----------- ------------------------------------------------------------------------------------------------------------------------
    6
            CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
---------------------------------- ------------- -----------------------------------------------------------------------------------
                                        7
                                                 SOLE VOTING POWER
            NUMBER OF
                                                 None
                                   ------------- -----------------------------------------------------------------------------------
             SHARES                     8
          BENEFICIALLY                           SHARED VOTING POWER
            OWNED BY
                                                 5,648,845(2)
                                  ------------- ------------------------------------------------------------------------------------
              EACH                      9
            REPORTING                            SOLE DISPOSITIVE POWER
             PERSON
                                                 None
                                   ------------- -----------------------------------------------------------------------------------
              WITH                      10
                                                 SHARED DISPOSITIVE POWER

                                                 5,648,845(2)
---------------------------------- ------------- -----------------------------------------------------------------------------------
    11
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,648,845(2)
----------- ------------------------------------------------------------------------------------------------------------------------
    12
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [X]
----------- ------------------------------------------------------------------------------------------------------------------------
    13
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            33.5%
----------- ------------------------------------------------------------------------------------------------------------------------
    14
            TYPE OF REPORTING PERSON*

            PN (limited partnership)
----------- ------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------
(2) Including 4,750,000 shares of Common Stock receivable upon conversion of certain preferred stock (See Item 5).

                                                            SCHEDULE 13D
CUSIP No. 34956K108                                                                                                      PAGE 4 OF 8
---------- -------------------------------------------------------------------------------------------------------------------------
    1
           NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           LFSRI II Alternative Partnership L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
    2
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                                  (a)
                                                                                                                             (b) [X]
---------- -------------------------------------------------------------------------------------------------------------------------
    3
           SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------------------
    4
           SOURCE OF FUNDS
           AF (See Item 3)
---------- -------------------------------------------------------------------------------------------------------------------------
    5
           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

           PURSUANT TO ITEMS 2(d) or 2(e)                                                                                        [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
    6
           CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------------------------------- ------------- -----------------------------------------------------------------------------------
                                        7
                                                 SOLE VOTING POWER
            NUMBER OF
                                                 None
                                   ------------- -----------------------------------------------------------------------------------
             SHARES                     8
          BENEFICIALLY                           SHARED VOTING POWER
            OWNED BY
                                                 5,648,845(3)
                                   ------------- -----------------------------------------------------------------------------------
              EACH                      9
            REPORTING                            SOLE DISPOSITIVE POWER
             PERSON
                                                 None
                                   ------------- -----------------------------------------------------------------------------------
              WITH                      10
                                                 SHARED DISPOSITIVE POWER

                                                 5,648,845(3)
---------------------------------- ------------- -----------------------------------------------------------------------------------
   11
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,648,845(3)
---------- -------------------------------------------------------------------------------------------------------------------------
   12
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                [X]
---------- -------------------------------------------------------------------------------------------------------------------------
   13
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           33.5%
---------- -------------------------------------------------------------------------------------------------------------------------
   14
           TYPE OF REPORTING PERSON*

           PN (limited partnership)
---------- -------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------
(3) Including 4,750,000 shares of Common Stock receivable upon conversion of certain preferred stock (See Item 5).

                                                            SCHEDULE 13D
CUSIP No. 34956K108                                                                                                      PAGE 5 OF 8
---------- -------------------------------------------------------------------------------------------------------------------------
    1
           NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           LFSRI II-CADIM Alternative Partnership L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
    2
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                                  (a)
                                                                                                                             (b) [X]
---------- -------------------------------------------------------------------------------------------------------------------------
    3
           SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------------------
    4
           SOURCE OF FUNDS
           AF (See Item 3)
---------- -------------------------------------------------------------------------------------------------------------------------
    5
           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

           PURSUANT TO ITEMS 2(d) or 2(e)                                                                                        [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
    6
           CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------------------------------- ------------- -----------------------------------------------------------------------------------
                                        7
                                                 SOLE VOTING POWER
            NUMBER OF
                                                 None
                                   ------------- -----------------------------------------------------------------------------------
             SHARES                     8
          BENEFICIALLY                           SHARED VOTING POWER
            OWNED BY
                                                 5,648,845(4)
                                   ------------- -----------------------------------------------------------------------------------
              EACH                      9
            REPORTING                            SOLE DISPOSITIVE POWER
             PERSON
                                                 None
                                   ------------- -----------------------------------------------------------------------------------
              WITH                      10
                                                 SHARED DISPOSITIVE POWER

                                                 5,648,845(4)
---------------------------------- ------------- -----------------------------------------------------------------------------------
   11
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,648,845(4)
---------- -------------------------------------------------------------------------------------------------------------------------
   12
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                [X]
---------- -------------------------------------------------------------------------------------------------------------------------
   13
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           33.5%
---------- -------------------------------------------------------------------------------------------------------------------------
   14
           TYPE OF REPORTING PERSON*

           PN (limited partnership)
---------- -------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------
(4) Including 4,750,000 shares of Common Stock receivable upon conversion of certain preferred stock (See Item 5).

           This Amendment No. 6, dated June 8, 1999, which supplements and amends the Schedule 13D, dated August 25, 1997, as previously amended (as so amended, the "Previous Statement"), of Prometheus Homebuilders LLC ("Prometheus") and its owners LF Strategic Realty Investors II L.P. ("LFSRI II"), LFSRI II Alternative Partnership L.P. ("Alternative") and LFSRI II-CADIM Alternative Partnership L.P. ("CADIM" and, together with Prometheus, LFSRI II and Alternative, the "Reporting Persons") is filed to reflect information required pursuant to Rule 13d-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, relating to the common stock, $0.01 par value per share (the "Common Stock"), of The Fortress Group, Inc., a Delaware corporation (the "Issuer" or the "Company"). Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Previous Statement.


ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           (a) Prometheus currently owns (i) 28,500 shares of Class AAA Preferred Stock which it acquired in exchange for Class AA Preferred Stock of the Issuer pursuant to the Restructuring Agreement described in the Previous Statement convertible into 4,750,000 shares of Common Stock at a conversion price of $6.00 per share and (ii) 898,845 shares of Common Stock which it acquired from certain founders of the Company, representing beneficial ownership by the Reporting Persons of a total of 5,648,845 shares of Common Stock, or approximately 33.5% of the approximately 16,886,767 issued and outstanding shares of the Issuer, based on the number of shares of Common Stock outstanding as of May 11, 1999, as disclosed in the Company's most recent filing on Form 10-Q, and the conversion of the Class AAA Preferred Stock into Common Stock.

           (c) The Issuer redeemed 6,000 shares of Class AAA Preferred Stock held by Prometheus on June 3, 1999. Prometheus' ownership of Class AAA Preferred Stock as set forth in clause 5(a) above reflects these redemptions.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              PROMETHEUS HOMEBUILDERS LLC

                              By: LF Strategic Realty Investors II L.P., as managing member

                              By: Lazard Freres Real Estate Investors L.L.C., as general partner


                              By:    / s / Klaus P. Kretschmann
                              Name:  Klaus P. Kretschmann
                              Title: Principal



                              LF STRATEGIC REALTY INVESTORS II L.P.
                              LFSRI II ALTERNATIVE PARTNERSHIP L.P.
                              LFSRI II-CADIM ALTERNATIVE PARTNERSHIP L.P.

                              By: Lazard Freres Real Estate Investors L.L.C., as general partner


                              By:    / s / Klaus P. Kretschmann
                              Name:  Klaus P. Kretschmann
                              Title: Principal




Dated:  June 8,1999

                                                                     Page 8 of 8
                                   SCHEDULE I

                   Executive Officers of Prometheus and LFREI

                  The business address for each of the following persons is c/o Lazard Freres Real Estate Investors LLC ("LFREI"), 30 Rockefeller Plaza, 63rd Floor, New York, NY 10020.


Name of Office                 Present and Principal Occupation
--------------                 --------------------------------
Anthony E. Meyer               Principal of LFREI

Klaus P. Kretschmann           Principal of LFREI

Marjorie L. Reifenberg         Principal, General Counsel and Secretary of LFREI

Henry C. Herms                 Comptroller of LFREI

Douglas Healy                  Principal of LFREI

John A. Moore                  Principal and CFO of LFREI

Douglas N. Wells               Vice President of LFREI

Gregory Weinberger             Vice President of LFREI

Paul Froning                   Vice President of LFREI

Ellery Roberts                 Vice President of LFREI

Matthew J. Lustig              Chief Executive Officer of LFREI

Mark Ticotin                   Chief Operating Officer of LFREI

Damon Mezzacappa               Chairman of LFREI